Exhibit 99.1

Singing Machine Secures $2 Million Senior Credit Facility

Company Expands Non-Dilutive Working Capital Funding to Support Growth

Fort Lauderdale, FL, April 03, 2024 (GLOBE NEWSWIRE) — The Singing Machine Company, Inc. (“Singing Machine”) (NASDAQ: MICS) – the worldwide leader in consumer karaoke products, today announced the closing of a $2 million senior credit facility with Oxford Commercial Finance, a subsidiary of Oxford Bank. The credit facility has a 2-year term and is intended to support the funding of accounts receivable generated from ongoing sales.

The Company has historically financed both accounts receivable and inventory working capital needs through a combination of working capital lines of credit with various senior lenders. The Company primarily relies on a financing program available through an early pay platform with C2FO to fund accounts receivable without any dollar limitations. This is an ongoing financing arrangement that the Singing Machine has maintained since 2009. This program specifically enables the Company to accelerate the majority of its receivables due from select domestic retail partners. The Oxford credit facility is intended to expand the financing on receivables that are not already approved for accelerated payments through the C2FO program.

“We’re pleased to close this line of credit with Oxford, which provides the Company with expanded options for funding receivables with more of our retail customers to support our working capital needs,” commented Gary Atkinson, CEO of the Singing Machine. “By utilizing a hybrid approach with the early pay program with C2FO and a traditional accounts receivable line of credit with Oxford, we have expanded our receivables financing to almost all of our domestic customers while still maintaining a lower cost, more flexible form of accounts receivable financing.”

“This facility is well within prevailing markets rates in terms of cost of capital and carries no financial covenants. We see this as one of the most flexible funding options available to us today, and we were pleased to complete the transaction with minimal cost during the process,” concluded Mr. Atkinson.

About The Singing Machine

The Singing Machine Company, Inc. is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, the Company designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Their portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. The Company also has a new philanthropic initiative, CARE-eoke by Singing Machine, to focus on the social impact of karaoke for children and adults of all ages who would benefit from singing. Their products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart. To learn more, go to www.singingmachine.com.

Investor Relations Contact:

investors@singingmachine.com
www.singingmachine.com
www.singingmachine.com/investors